NOVATION OF SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN INCOME FUNDS

This Novation of Sub-Advisory Agreement (“Novation”) is entered into as of the 1st day of January, 2016 by and among Neuberger Berman Management LLC, a Delaware limited liability company (“NB Management”), Neuberger Berman Investment Advisers LLC, a Delaware limited liability company (“NBIA”), and Neuberger Berman Europe Limited, a United Kingdom company with limited liability (“NBEL”).
WITNESSETH:
WHEREAS, Neuberger Berman Income Funds, a Delaware statutory trust (“Trust”), has retained NB Management to furnish investment advisory and administrative services to the series of the Trust (“Series”) pursuant to a Management Agreement dated May 4, 2009, by and between NB Management and the Trust on behalf of such Series, which agreement specifically provides for the retention of a sub-adviser to provide the investment advisory services described therein;
WHEREAS, NB Management has retained NBEL as investment adviser to furnish investment advisory and portfolio management services to certain Series now existing or hereafter established as agreed from time to time by the parties pursuant to Sub-Advisory Agreements dated December 1, 2013 and February 13, 2014, respectively, between NB Management and NBEL (together, the “Sub-Advisory Agreement”);
WHEREAS, NB Management, NBIA and NBEL are registered with the Securities and Exchange Commission as investment advisers under the Investment Advisers Act of 1940, as amended;
WHEREAS, NB Management, NBIA and NBEL desire that NBIA be substituted for NB Management under the Sub-Advisory Agreement in a transaction that does not result in a change of actual control or management of the adviser to the Trust in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”), and is therefore not an “assignment” for purposes of Section 15(a)(4) of the 1940 Act; and
WHEREAS, NB Management desires to effect a novation of the Sub-Advisory Agreement so that NBIA is substituted for NB Management as a party to such agreement and NB Management is released from its obligations under the Sub-Advisory Agreement, NBIA desires to accept the novation thereof, and NBEL desires to consent to such novation.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.            Novation and Acceptance. Subject to the terms and conditions contained herein, NB Management hereby effects a novation of the Sub-Advisory Agreement to substitute NBIA for NB Management as a party to such agreement, and NBEL hereby consents to such Novation and hereby releases NB

Management from all of its duties and obligations under the Sub-Advisory Agreement, and NBIA hereby accepts the Novation and hereby releases NB Management from all of its duties and obligations under the Sub-Advisory Agreement and assumes all rights, duties and obligations of NB Management under the Sub-Advisory Agreement.

2.            Term. The Novation shall become effective as of the date hereof and shall extend for so long as the terms specified in Section 7 of the Sub-Advisory Agreement are satisfied or until terminated in accordance with the Sub-Advisory Agreement.

3.            No Termination. The parties agree that the Novation shall not constitute an “assignment” of the Sub-Advisory Agreement for purposes of Section 8 of the Sub-Advisory Agreement or the 1940 Act, and that the Sub-Advisory Agreement, as so novated, shall remain in full force and effect after the Novation.

4.            Technical Amendment. The parties agree that all references in the Sub-Advisory Agreement to NB Management shall hereby be changed to NBIA.

5.            Execution in Counterparts. This Novation Agreement may be executed in multiple counterparts and all counterparts so executed will constitute one and the same agreement binding on all of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Novation of Sub-Advisory Agreement to be signed by their respective officers thereunto authorized, as of the day and year first above written.

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	President

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Robert Conti
Name:	Robert Conti
Title:	Managing Director

NEUBERGER BERMAN EUROPE LIMITED

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	COO

Date: